FILED PURSUANT TO RULE NO. 424(B)(3)
                                                    REG. NO. 333-33896-01


   PROSPECTUS

                               NISOURCE INC.

                    323,000 Common Shares, $.01 Par Value

                 BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN

        This Prospectus relates to common shares of NiSource
   Inc. which may be offered and sold under the Bay State Gas Company Employee Savings Plan for Operating Employees (the "Plan") to Plan participants who ceased to be employees of NiSource Inc. and its subsidiaries, including Bay State Gas Company, on or prior to November 1, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On October 26, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 per share.

        The mailing address and telephone number of NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

        This Prospectus should be retained for future reference.

                 __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 __________________________________________

              The date of this Prospectus is November 2, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.







                              TABLE OF CONTENTS

                                                                     PAGE

   THE COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .  6

   BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN PROSPECTUS. . . . . . .  7

   APPENDIX DATED OCTOBER, 2000 TO SUMMARY PLAN DESCRIPTION DATED
        AUGUST, 1999 . . . . . . . . . . . . . . . . . . . . . . . . .  8

   BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN SUMMARY PLAN
        DESCRIPTION DATED AUGUST, 1999 . . . . . . . . . . . . . . . . 12

   PLAN HIGHLIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . 12

   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12


   ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Who Is Eligible? . . . . . . . . . . . . . . . . . . . . . . . 13
        When Does Participation Begin? . . . . . . . . . . . . . . . . 13

   YOUR CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . 13
        Employee Pre-Tax Contributions . . . . . . . . . . . . . . . . 14
        Changing, Discontinuing Or Resuming Your Contributions . . . . 14
        Rollover Contributions From Another Qualified Plan . . . . . . 14
        Separate Accounts  . . . . . . . . . . . . . . . . . . . . . . 15

   COMPANY CONTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . 15
        Employer Match Contributions . . . . . . . . . . . . . . . . . 15
        Separate Accounts  . . . . . . . . . . . . . . . . . . . . . . 16

   ANNUAL CONTRIBUTION AND COMPENSATION MAXIMUMS . . . . . . . . . . . 16

   INVESTMENT FUNDS, INVESTMENT DIRECTION AND FUND TRANSFERS . . . . . 17
        Who Makes The Investment Decisions?  . . . . . . . . . . . . . 17
        How May I Obtain Investment Fund Performance Information? . . 18 How May I Change My Investment Direction And When Does
        My New Investment Direction Take Effect? . . . . . . . . . . . 18
        How Do I Transfer My Funds?  . . . . . . . . . . . . . . . . . 18
        Information Regarding Voting And Tendering Company Stock . . . 19

   VESTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

   PARTICIPANT LOANS . . . . . . . . . . . . . . . . . . . . . . . . . 19
        May I Borrow From My Account?  . . . . . . . . . . . . . . . . 19
        How Much May I Borrow? . . . . . . . . . . . . . . . . . . . . 19
        What Is The Loan Interest Rate?  . . . . . . . . . . . . . . . 20
        What Is The Loan Repayment Term? . . . . . . . . . . . . . . . 20

        How Do I Make Loan Payments And How Are The Payments Invested? 20
        What Happens If My Employment Terminates?  . . . . . . . . . . 20
        How Is My Loan Secured?  . . . . . . . . . . . . . . . . . . . 20
        Are There Any Loan Fees? . . . . . . . . . . . . . . . . . . . 21
        What Happens When I Request A Loan?  . . . . . . . . . . . . . 21

   WITHDRAWALS WHILE YOU ARE AN EMPLOYEE . . . . . . . . . . . . . . . 21
        Under What Circumstances May I Make A Withdrawal From
             The Plan While I Am An Employee?  . . . . . . . . . . . . 21
        What Are My In-Service Withdrawal Payment Options? . . . . . . 23
        What Are My In-Service Withdrawal Methods? . . . . . . . . . . 23
        What Happens When I Request An In-Service Withdrawal?  . . . . 23
        What Are The Taxes And Penalties For In-Service Withdrawals? . 24

   DISTRIBUTIONS AFTER YOU TERMINATE EMPLOYMENT WITH THE COMPANY . . . 24
        What Are My Distribution Payment Options?  . . . . . . . . . . 24
        What Are My Distribution Methods?  . . . . . . . . . . . . . . 24
        When Are Distributions Made? . . . . . . . . . . . . . . . . . 25
        What Happens When I Request A Distribution?  . . . . . . . . . 25
        What Are The Tax Treatments, Taxes And Penalties For
             Distributions?  . . . . . . . . . . . . . . . . . . . . . 26

   DEATH BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . 26
        What Happens To My Plan Benefit If I Die?  . . . . . . . . . . 26
        How May I Designate My Beneficiary?  . . . . . . . . . . . . . 26

   REEMPLOYMENT WITH THE COMPANY . . . . . . . . . . . . . . . . . . . 26
        When Can I Resume My Participation?  . . . . . . . . . . . . . 26

   FUTURE OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . 27

   PLAN ADMINISTRATION ISSUES  . . . . . . . . . . . . . . . . . . . . 27
        Account Statements And Account Information . . . . . . . . . . 27
        Plan Administrator . . . . . . . . . . . . . . . . . . . . . . 27
        Hours Of Service . . . . . . . . . . . . . . . . . . . . . . . 28
        Agent For Service Of Legal Process . . . . . . . . . . . . . . 28
        Type Of Plan . . . . . . . . . . . . . . . . . . . . . . . . . 28
        Top Heavy Contribution Provisions  . . . . . . . . . . . . . . 28

   OTHER THINGS YOU SHOULD KNOW  . . . . . . . . . . . . . . . . . . . 28
        Trust Fund . . . . . . . . . . . . . . . . . . . . . . . . . . 28
        Plan Fees And Expenses . . . . . . . . . . . . . . . . . . . . 29
        Claim Review Procedures  . . . . . . . . . . . . . . . . . . . 29
        No Assignment Of Your Account Is Permitted . . . . . . . . . . 30
        No Employment Rights . . . . . . . . . . . . . . . . . . . . . 30
        Your Rights Under Federal Law  . . . . . . . . . . . . . . . . 30

   PLAN DIRECTORY  . . . . . . . . . . . . . . . . . . . . . . . . . . 31

   INSTRUCTIONS AT A GLANCE  . . . . . . . . . . . . . . . . . . . . . 32

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . 34

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 34

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . 34

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . . . 34

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

                                 THE COMPANY

        On November 1, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November 1, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, the Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard. Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada.
   In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

        In the merger, NiSource shareholders received one common share of the Company, par value $.01 per share, ("Common Share") for each of their NiSource common shares. Accordingly, each of the NiSource common shares held in the NiSource Common Stock Fund under the Plan has been converted into one Common Share of the Company.

         ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE ARE NOW REFERENCES TO THE COMPANY, AND ALL REFERENCES IN THE PLAN AND THE SUMMARY PLAN DESCRIPTION TO NISOURCE COMMON SHARES ARE NOW REFERENCES TO COMPANY COMMON SHARES. EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.


                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The Current Reports on Form 8-K of the Company dated November 1, 2000 and November 3, 2000;

   8. The description of our Common Shares contained in our Joint Proxy Statement / Prospectus dated April 24, 2000;

   9. The description of our Rights contained in our Joint Proxy Statement / Prospectus dated April 24, 2000; and

  10.   The description of our SAILS contained in our Joint Proxy
        Statement / Prospectus dated April 24, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        NiSource Inc.
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document.

           BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN PROSPECTUS

        The prospectus for the Plan includes (i) the Appendix dated October, 2000 to the Summary Plan Description dated August, 1999, and (ii) the Summary Plan Description dated August, 1999.

        NOTE: REFERENCES IN THE APPENDIX DATED OCTOBER, 2000 AND IN THE SUMMARY PLAN DESCRIPTION TO NISOURCE AND NISOURCE COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                                  APPENDIX

        This Document Constitutes Part of a Section 10(a) Prospectus
             Covering Securities That Have Been Registered under
                         The Securities Act of 1933

                BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN

                        Appendix dated October, 2000
                                     to
                       Summary Plan Description dated
                                August, 1999


        This Appendix provides certain current and updated information regarding the Plan identified above, which is fully described in the Prospectus and Summary Plan Description to which this Appendix relates. Capitalized terms in this Appendix have the same meaning assigned in the Prospectus and Summary Plan Description.

   MERGER

        On November 1, 2000, NiSource Inc. ("NiSource") and Columbia Energy Group ("Columbia") merged to form a new company, New NiSource Inc. (the "Company"). Effective November 1, 2000, New NiSource changed its name from New NiSource Inc. to NiSource Inc. Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares"). Except as described below, all of the terms of the Plan will continue to apply.

   In the merger, each NiSource common share was converted into the right to receive one Common Share of the Company. Accordingly, each NiSource common share held in the NiSource Common Stock Fund under the Plan has been converted into one Company Common Share.

   FINANCIAL INFORMATION

   Certain information regarding the performance of the Funds described below has been extracted from materials provided to NiSource and the Company by the Funds. Neither NiSource nor the Company has made any independent review of the accuracy of this information and, accordingly, makes no warranty or representation concerning this information. Performance information related to an investment in the Funds will be updated periodically and can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-

   6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-1215).

   STABLE VALUE FUND<*>

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.28%, 6.30%, 5.96% and 1.45% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and product description, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-1215).

   <*> Note: Effective April 10, 2000, the Bay State Gas Stable Value
   Fund was replaced by the Merrill Lynch Income Accumulation Fund.

   LIFE PATH INCOME FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 9.77%, 9.65%, 5.16% and 2.03% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   LIFE PATH 2010 FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 14.82%, 14.49%, 9.71% and 2.21% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   LIFE PATH 2020 FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 18.57%, 18.26%, 14.42% and 2.37% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   AIM CONSTELLATION FUND(A)

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 12.92%, 18.89%, 44.38% and 14.32% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   TEMPLETON FOREIGN FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 6.65%, -4.89%, 39.21% and -5.61% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   BGI S&P 500 STOCK FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 33.07%, 28.41%, 20.59% and 2.20% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   LIFE PATH 2030 FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 21.85%, 21.40%, 16.83% and 3.20% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch, Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone (800) 637-
   1215).

   LIFE PATH 2040 FUND

   The Fund has experienced annual returns, after deduction for Fund expenses and asset based fees, of 23.75%, 24.46%, 21.83% and 2.81% for 1997, 1998, 1999 and year to date through March 31, 2000; respectively. Additional information is included in its annual report and prospectus, copies of which can be obtained from Merrill Lynch,

   Group Employee Services, P.O. Box 6610, Englewood, CO 80155-6610, telephone (800) 228-4015 (or if hearing impaired telephone
   (800) 637-1215).

   NISOURCE COMMON STOCK FUND

   The Fund, based on NiSource Common Shares, has experienced annual returns, after deduction for Fund expenses and asset based fees and inclusion of dividends, of 16.1%, 16.1% and 12.8% for 1997, 1998 and 1999, respectively. Effective as of November 1, 2000, the Fund performance will be based on the Company Common Shares.

   AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 323,000 Common Shares, to be offered and sold under the Plan to Plan participants who ceased to be employees of NiSource and its subsidiaries on or prior to November 1, 2000.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, at NiSource Inc., 801
   East 86th Avenue, Merrillville, Indiana 46410, telephone number (219)
   853-5200.

        NOTE: References in this document to NiSource and NiSource common shares now refer to the Company and the Company's Common Shares.

                 BAY STATE GAS COMPANY EMPLOYEE SAVINGS PLAN

                          SUMMARY PLAN DESCRIPTION

                             Dated August, 1999


   PLAN HIGHLIGHTS

   Saving for your future is a challenge, but with the Bay State Gas Company Employee Savings Plan saving can be both convenient and profitable. The Plan offers you these advantages:

        * You choose how much to save, up to 15% of your eligible pay through convenient payroll deduction.

        * Your contributions, or a portion thereof, are matched by the Company.

        * You may save on taxes since contributions and earnings are not subject to current federal and, in most cases, state income taxes.

   The Plan offers you flexibility:

        * You choose how to invest your Account among the investment funds offered.

        * You may borrow or withdraw from your Account (subject to certain conditions and terms).

        *    You have easy access to Account information by telephone.

   The Plan is a Company sponsored profit-sharing 401(k) plan designed to help you accumulate savings for retirement and achieve your future financial goals. It is one of the few ways you can set aside savings for the future without having to pay current federal and, in most cases, state income taxes on the money you are saving and the earnings from the investments in your Account.

   (You will find a useful "Instructions At A Glance" on pages 22 and 23.)

   INTRODUCTION

   Effective January 1, 1979, Bay State Gas Company established the Bay State Gas Company Employee Savings Plan. The Bay State Gas Company Employee Stock Ownership Plan was merged into this Plan effective July 1, 1987.

   The Plan is governed by the official text of the Plan and Trust Agreement. The purpose of this Summary Plan Description is to provide a simplified description of how the Plan works. If the meaning of the Plan and Trust Agreement differs from that of the Summary Plan Description in any way, the official text of the Plan and Trust Agreement will govern in administering the Plan.

   References to "Company" generally mean Bay State Gas Company, and, if applicable, any successor by merger, purchase or otherwise, and its affiliated companies participating in the Plan as the context requires and except that with regard to issues related to service credit, termination of employment or reemployment, references to "Company" shall also include any affiliated companies not participating in the Plan. With regard to primarily administrative matters, however, references to "Company" mean Bay State Gas Company, which is the Plan Sponsor.

   ELIGIBILITY

   Who Is Eligible?

   All employees of the Company are eligible except any employee who is covered by a collective bargaining agreement which does not specifically call for his or her participation in this Plan.

   When Does Participation Begin?

   For purposes of Employee Pre-Tax contributions, your participation will begin on the first day of the next month after you have completed 60 days of service. If you are a temporary employee, your participation will begin on the first day of the next month after completion of a 12 consecutive month eligibility period in which you are credited with at least 1,000 hours of service during that period.

   For purposes of Employer Match contributions, your participation will begin on the first day of the next month after completion of a 12 consecutive month eligibility period in which you are credited with at least 1,000 hours of service during that period.

   Your initial eligibility period begins on your date of hire.
   Subsequent eligibility periods begin with the start of the next Plan Year beginning after your date of hire.

   To enroll, refer to Section entitled INSTRUCTIONS AT A GLANCE.

   YOUR CONTRIBUTIONS

   You may elect to contribute regularly through payroll deductions once you are eligible to participate. Your contributions are based on your eligible pay. Eligible pay for this purpose is straight time wages, exclusive of all daily or weekly overtime, bonuses, supplementary compensation payments, retirement benefits and other forms of non-recurring compensation, but inclusive of shift differentials, Saturday/Sunday premiums, compensation paid at an alternative rate (not including compensation paid at an alternative rate if you are a salesperson) and seventy-five percent of sales commissions paid to you by the Company (one hundred percent of sales commissions if paid to you by EnergyUSA). Your eligible pay includes pre-tax contributions you make to this Plan and other plans sponsored by the Company.

   To elect to contribute, refer to Section entitled INSTRUCTIONS AT A
   GLANCE.

   Employee Pre-Tax Contributions

   You may choose to save pre-tax dollars by electing to contribute any percentage, up to 15%, of your eligible pay, subject to an annual contribution maximum. Refer to "Maximum Pre-Tax Contribution Dollar Limit" paragraph in Section entitled Annual Contribution and Compensation Maximums. If you are a highly compensated employee, as defined by the Internal Revenue Code and related regulations, you may be limited to a percentage that is less than 15%. Refer to "Maximum Allowable Contribution Percentage Limit" in Section entitled Annual Contribution and Compensation Maximums. If you are limited to a percentage that is less than 15%, you will be notified.

   Your Employee Pre-Tax contributions are deposited into your Employee Pre-Tax Account.

   Changing, Discontinuing Or Resuming Your Contributions

   You may change your contribution percentage election as of the first day of any month. Your payroll deductions will change as soon as practicable after your request has been processed. You may discontinue contributions at any time. Your payroll deductions will stop as soon as practicable after your request has been processed. You may resume contributions as of the first day of any month. Your payroll deductions will resume as soon as practicable after your request has been processed. If you discontinue contributions more than once in a 12-month period, the Administrator reserves the right to require a longer waiting period before you resume contributions.

   To begin or change your contribution percentage election or to discontinue or resume contributions, refer to Section entitled
   INSTRUCTIONS AT A GLANCE.

   Rollover Contributions From Another Qualified Plan

   If you receive a distribution eligible for rollover from another employer's qualified plan (or a qualified plan of the Company) or if you have a "rollover IRA," you may "roll over" all or part of that amount into this Plan if you are an eligible employee, even if you have not yet met the Plan's eligibility requirements. By making a Rollover contribution, you defer the tax liability on your distribution and take advantage of the investments offered in this Plan.

   Your Rollover contributions are deposited into your Rollover Account. To make a Rollover contribution, refer to Section entitled
   Instructions At A Glance.

   Separate Accounts

   Separate Accounts will be maintained for your contributions as described above and may also include a Prior After-Tax Account for after-tax contributions made under former Plan provisions.

   COMPANY CONTRIBUTIONS

   You will be eligible for Company contributions as described below, once you are eligible to participate for this purpose as described in the Section entitled Eligibility.

   Employer Match Contributions

   One of the benefits of contributing on a pre-tax basis under the Plan is that the Company matches a portion of such contributions under one of the following two formulas.

        Formula #1:

             For each pre-tax dollar you contribute, the Company will contribute as follows:

                          Employee Pre-Tax
                         Contributions As A
                            Percentage Of          Employer Match
                            Eligible Pay             Percentage
                              First 5%                  50%

        Formula #2:

             If you: (i) were an employee prior to September 1, 1990 and under age forty-five on January 1, 1992, or (ii) became an employee on or after September 1, 1990, or (iii) were an employee prior to September 1, 1990, at least age forty-five on January 1, 1992 and irrevocably elected to waive eligibility for post-retiree medical coverage no later than September 1, 1992, for each pre-tax dollar you contribute, the Company will contribute as follows:

                          Employee Pre-Tax
                         Contributions As A
                            Percentage Of          Employer Match
                            Eligible Pay             Percentage
                            First 2-1/2%                100%
                               Next 5%                   50%

   Employer Match contributions are deposited to your Account each time you contribute.

   Employer Match contributions made on your behalf are deposited into your Employer Match Account.

   Separate Accounts

   Separate Accounts will be maintained for your Company contributions as described above and which may also include a Prior Company Account for contributions made under former Plan provisions.

   ANNUAL CONTRIBUTION AND COMPENSATION MAXIMUMS

   The Internal Revenue Code and related regulations require that a number of limitations be applied to the Plan. These include (1) maximum amounts which may be contributed by you or on your behalf in any year and (2) a maximum amount of your eligible pay that may be taken into account for purposes of contributions. These limitations are briefly described below:

   Maximum Pre-Tax Contribution Dollar Limit.

   Your maximum pre-tax contribution dollar limit (including any pre-tax contributions you may make to any other 401(k) plan) is established each calendar year. This limit may be adjusted annually as announced by the Internal Revenue Service. For the calendar years 1998 and 1999, this limit is $10,000.

   If you make pre-tax contributions to more than one 401(k) plan during the calendar year and the combination of your pre-tax contributions to the plans exceeds the maximum pre-tax contribution dollar limit, you should notify the Plan Administrator of this Plan or the plan administrator of the other plan that an excess has occurred and request that the excess amount be returned to you no later than April 15 of the following year. If the excess amount is not returned to you by April 15 of the following year, the excess amount will be taxable to you in the year the amount was contributed and the year the amount is distributed.

   Maximum Allowable Contribution Percentage Limit.

   If you are a highly compensated employee, your maximum Employee Pre-Tax contribution percentage may be limited to a percentage that is less than the percentage described in Section entitled YOUR CONTRIBUTIONS, as determined by a factor based on the average Employee Pre-Tax contribution percentage for non-highly compensated employees. Highly compensated employees generally include employees who earn more than a specified amount in the preceding Plan Year ($80,000 for 1998 and 1999). This amount may be adjusted annually as announced by the Internal Revenue Service.

   If you are a highly compensated employee and you exceed this limit at any time, you will be notified and your future contributions may be reduced or stopped, and any excess may be refunded to you.

   Maximum Annual Addition Limit.

   The maximum amount that may be contributed by you (excluding rollover contributions) or on your behalf to this Plan or any other qualified defined contribution plan sponsored by the Company is the lesser of
   (1) 25% of your W-2 taxable income (and salary reductions, if any, pursuant to Code Section 125, 402(e)(3), 402(h)(1)(B), 403(b),
   408(p)(2)(A)(i) or 457) or (2) $30,000. The $30,000 amount may be adjusted annually as announced by the Internal Revenue Service.

   Maximum Eligible Pay Limit.

   The maximum amount of your eligible pay that may be taken into account per Plan Year for purposes of contributions is $160,000. This amount may be adjusted annually as announced by the Internal Revenue Service.

   INVESTMENT FUNDS, INVESTMENT DIRECTION AND FUND INVESTMENT
   INSTRUCTIONS

   Who Makes The Investment Decisions?

   You make your own investment decisions. The Company has selected a variety of daily valued investment funds with different risk and return characteristics. Investment fund information sheets and prospectuses provide information about the investment options. If you have not received this information or would like updated information, you may obtain this information by telephoning 1-800-228-4015 and speaking with a participant services representative (or if you are hearing impaired, telephone 1-800-637-1215).

   Each of the investment funds has specific investment objectives for both risk and expected return. The specific investment funds available to you may be changed from time to time. The investment funds include a Company Stock Fund, which invests in shares of Company common stock ("Company Stock"). For liquidity purposes, a portion of the Company Stock Fund will also be invested in money market type assets.

   When you enroll in the Plan you may elect the percentage of your Account you want invested in each investment fund. However, the

   Administrator reserves the right to set a maximum percentage of the total election that you may direct into any specific investment fund.

   You should make your investment choices based on your investment goals and your willingness to assume investment risk in order to realize potentially higher returns. Investment risk is defined as a measure of how much the investment returns can vary, either up or down, from period to period.

   How May I Obtain Investment Fund Performance Information?

   You may obtain recent investment fund performance information by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

   How May I Change My Investment Direction And When Does My New
   Investment Direction Take Effect?

   You may change your investment direction for future contributions and loan payments to your Account at any time. Only one investment direction will be allowed each day.

   If you telephone on a business day before the close of the New York Stock Exchange (4 p.m. Pastern time), your investment change will be processed that day. Otherwise it will be processed the next business day. For this purpose, a business day is a day on which the stock markets are open for trading. A written confirmation of your investment direction change will be sent within 48 hours of processing the transaction.

   To change your investment direction, refer to Section entitled
   INSTRUCTIONS AT A GLANCE.

   How Do I Transfer My Funds?

   You may elect to transfer funds by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215). Transfers out may be requested in terms of dollars, shares or percentages. Dollar and percent transfers are based on the previous night's closing Net Asset Value and will be converted into a specific number of shares to be sold. Transfers in are always in percentages (in 1% increments) and must total to 100%. Only one fund transfer per day may be requested.

   In order for a fund transfer to be executed on the same business day as the telephone call, it must be completed by 4 p.m. Eastern time.
   To initiate a fund transfer, refer to Section entitled INSTRUCTIONS AT A GLANCE.

   Information Regarding Voting And Tendering Company Stock

   You will be entitled to instruct the Plan Trustee as to the voting or tendering of any whole and fractional shares of Company Stock held on your behalf in the Company Stock Fund. The Company will be responsible for the timely distribution of proxy solicitation or other material to you in connection with any shareholder vote or tender decision, including a form for you to complete to instruct the Trustee with regard to voting or tendering.

   The Trustee is responsible for tabulating and complying with the voting or tendering instructions it receives from participants. The Trustee will hold your instructions in confidence and will not divulge or release specific information regarding such instructions, on an individual basis, to any person, including officers or employees of the Company, except to the extent required by law.

   If you do not instruct the Trustee with regard to a shareholder vote or tender decision, your shares will be voted or tendered as instructed by the Committee for the Plan.

   VESTING

   Vesting is a term used to describe the portion of your Account which you own. Your balance in each of your Accounts is fully vested at all times.

   PARTICIPANT LOANS

   May I Borrow From My Account?

   You may borrow from all of your Accounts. You may have two loans outstanding at a time.

   How Much May I Borrow?

   The minimum loan amount is $1,000.

   The maximum you may borrow is 50% of your vested Account balance or, if less, $50,000. The $50,000 amount is reduced by your highest outstanding balance on all loans during the preceding 12 months. For purposes of this paragraph, all of the Company's qualified plans are considered as part of this Plan to the extent the maximum loan amount would be decreased.

   You may obtain information about the amount you may borrow or do "modeling" to help you decide on the terms of the loan by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-
   1215).

   What Is The Loan Interest Rate?

   The interest rate is fixed at the time you borrow and shall be a reasonable rate of interest, determined by the Plan Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances.

   The interest rate may be changed from time to time. You may obtain information about the current interest rate by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

   What Is The Loan Repayment Term?

   The loan repayment term may be for a period not to exceed five years.

   How Do I Make Loan Payments And How Are The Payments Invested?

   Loan payments, consisting of principal and interest, are made through convenient payroll deduction (or by check during any period you are temporarily ineligible for payroll deduction), and each payment is credited to your Account. You may make additional loan payments at any time by check or pay off the remaining balance of your loan at any time by cashier's check or certified Bank Check. You may obtain your loan payoff amount by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

   Loan payments credited to your Account are invested in accordance with your current investment direction for future contributions to your Account at the time the loan payment is deposited into your Account.

   What Happens If My Employment Terminates?

   Your outstanding loan balance is due should your employment with the Company terminate for any reason. Your outstanding loan balance is due upon the earlier of the date you request a distribution from your Account or approximately 90 days after you terminate employment with the Company. If you do not take action to pay your outstanding loan balance before that time, the unpaid balance will become a taxable distribution to you, except to the extent any portion of the unpaid balance represents a return of after-tax contributions.

   How Is My Loan Secured?

   Your loan will be evidenced by a promissory note, secured by the portion of your Account from which the loan is made. The Plan shall have a lien on this portion of your Account.

   A suspension of loan payments may be authorized for up to 12 months if you are on leave of absence without pay. During the suspension period interest on your outstanding loan balance will continue to accrue. All past due amounts will be due at the end of the suspension period unless otherwise authorized.

   A loan is treated as in default if a scheduled loan payment is not made at the time required. You will have a grace period to cure the default before it becomes final. In the event the default becomes final, the default will be treated as a taxable distribution to you, except to the extent any portion of the unpaid balance represents a return of after-tax contributions. However, your promissory note will not be distributed and interest will continue to accrue on your outstanding loan balance, until such time as you are otherwise eligible for an in-service withdrawal or a distribution from your Account.

   Are There Any Loan Fees?

   If you took a loan prior to May 28, 1999, a loan maintenance fee of $3.50 will be assessed to your Account for each month your Account has a loan balance. The fee will be charged quarterly to your Account. You will see these fees on your quarterly statement. However, for new loans initiated after May 28, 1999, there will be a one-time fee of $40.00 that will be assessed to your Account at the time you take out the loan.

   What Happens When I Request A Loan?

   Upon processing of your request, your investments will be redeemed as needed to fund your loan. Within each Account used for funding your loan, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the loan is processed. As the Plan's investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your loan is processed. Your check and loan documents are generally issued within three business days thereafter.

   To request a loan, refer to Section entitled INSTRUCTIONS AT A GLANCE.

   WITHDRAWALS WHILE YOU ARE AN EMPLOYEE

   Under What Circumstances May I Make A Withdrawal From The Plan While I Am An Employee?

   Withdrawals while you are an employee are permitted as described below. These withdrawals are referred to as in-service withdrawals.

   There is no minimum amount for any type of in-service withdrawal.

        *    Hardship Withdrawal

             You may make an in-service withdrawal in certain cases of financial hardship. You may withdraw from all of your

             Accounts, except for any earnings credited to your Employee Pre-Tax Account after December 31, 1988.

             The amount you may withdraw may be no greater than the amount necessary to satisfy your financial need including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal.

             For this purpose, hardship is a financial need to:

        *    Purchase your principal residence.

        * Pay unreimbursable medical expenses incurred or to be incurred by you, your spouse or dependents.

        * Pay unreimbursable tuition, related educational fees and room and board for up to the next 12 months of post-secondary education for you, your spouse or dependents.

        * Pay amounts necessary to prevent losing your principal residence through eviction or foreclosure on your mortgage.

             You may qualify for a Hardship Withdrawal by first borrowing and withdrawing all other available amounts from this Plan (and from any other plan maintained by the Company), other than hardship withdrawals. You will be ineligible to contribute to the Plan for 12 months from the date of your Hardship Withdrawal.

             A special limitation may reduce the maximum amount of Employee Pre-Tax contributions you may contribute in the calendar year following the calendar year of your Hardship Withdrawal.

        *    Prior After-Tax Account Withdrawal

             You may make a Prior After-Tax Account Withdrawal once in any 12-month period.

        *    Rollover Account Withdrawal

             You may make a Rollover Account Withdrawal once in any 12-month period.

        *    Over Age 59-1/2 Withdrawal

             Once you have attained age 59-1/2, you may make an Over Age 59-1/2 Withdrawal once in any 12-month period.

             You may withdraw from all of your Accounts. If you have a Prior After-Tax Account, you will need to designate whether you want to withdraw from this Account first as part of your Over Age 59-1/2 Withdrawal.

        *    Prior Company Account Plus Withdrawal

             You may make a Prior Company Account Plus Withdrawal once in any 12-month period.

             You may withdraw from your Prior After-Tax, Rollover and Prior Company Accounts.

   What Are My In-Service Withdrawal Payment Options?

   Your in-service withdrawal will be paid in a single lump sum, in cash.

   What Are My In-Service Withdrawal Methods?

   You may choose to have all or a portion of your in-service withdrawal that is eligible for rollover be made payable directly to an IRA, another employer's qualified plan or to you. The portion of your in-service withdrawal representing a return of after-tax contributions and, effective January 1, 1999 the portion of your hardship withdrawal representing Employee Pre-Tax contributions, are not eligible for rollover and will be made payable to you. Regarding the portion of your in-service withdrawal that is eligible for rollover and that is made payable to you, the law requires that 20% of that amount be withheld for federal taxes. Your actual tax liability may be more or less depending on your personal tax situation.

   What Happens When I Request An In-Service Withdrawal?

   An IRS Tax Notice is required to be provided to you no more than 90 days before your in-service withdrawal is made. The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your in-service withdrawal. You should review the IRS Tax Notice prior to requesting an in-service withdrawal.
   Upon processing of your request, your investments will be redeemed as needed to fund your in-service withdrawal. Within each Account used for funding your in-service withdrawal, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the in-service withdrawal is processed. As the Plan's investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your in-service withdrawal is processed. Your check is generally issued within three business days thereafter.

   To request an in-service withdrawal, refer to Section entitled
   INSTRUCTIONS AT A GLANCE.

   What Are The Taxes And Penalties For In-Service Withdrawals?

   The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your in-service withdrawal.

   DISTRIBUTIONS AFTER YOU TERMINATE EMPLOYMENT WITH THE COMPANY

   What Are My Distribution Payment Options?

   If your vested Account balance is $5,000 or less, your distribution payment options are limited to a single lump sum. Otherwise, you may choose to have your vested Account balance distributed as follows:

        *    paid in a single lump sum,

        * a portion paid in a lump sum, and the remainder paid later, or

        * paid in periodic installments over a period not to exceed the life expectancy of you and your beneficiary.

   Your distribution will be paid in cash, except to the extent of the distribution of your outstanding loan balance, if any, and except (if your Account is distributed in a lump sum) to the extent you choose to receive the portion of your distribution attributable to your Account balance invested in the Company Stock Fund in the form of whole shares of Company Stock and cash in lieu of fractional shares.

   What Are My Distribution Methods?

   You may choose to have all or a portion of your distribution that is eligible for rollover be made payable directly to an IRA, another employer's qualified plan or to you. The portion of your distribution representing a return of after-tax contributions is not eligible for rollover and will be made payable to you. If your vested Account balance is $5,000 or less and you do not request a distribution, your vested Account balance may be distributed to you without your consent in a check made payable to you.

   Regarding the portion of your distribution that is eligible for rollover and that is made payable to you, the law requires that 20% of that amount be withheld for federal taxes. Your actual tax liability may be more or less depending on your personal tax situation.

   If you elect distribution in periodic installments, your Account will be charged a fee for each installment payment. You will see these fees on your quarterly statement. Currently, this fee is $3.00 per check and may be changed from time to time.

   When Are Distributions Made?

   You may generally choose when to take a distribution of your vested Account balance following your termination of employment with the Company. Prior to 1999, the law required that you start taking distributions from your Account on or before the April 1 immediately after the later of the end of the calendar year in which you reach age 70-1/2 or the end of the calendar year in which your employment with the Company terminates. Beginning in 1999, your distribution must begin upon the later of your attainment of age 70-1/2 or your termination of employment with the Company.

   If your vested Account balance is $5,000 or less, you should request a distribution of your vested Account balance at the time you terminate employment with the Company or shortly thereafter. If you do not request a distribution, your vested Account balance may be distributed to you without your consent in a check made payable to you. Mandatory 20% federal tax withholding will apply as described above.

   If you are eligible and choose to defer distribution of your Account after your employment with the Company terminates, an administrative fee will continue to be assessed to your Account each month and charged quarterly to your Account as described in Section entitled OTHER THINGS YOU SHOULD KNOW.

   Your Account will continue to be invested as you direct until it is distributed to you.

   What Happens When I Request A Distribution?

   An IRS Tax Notice is required to be provided to you no more than 90 days before your distribution is made. The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your distribution. You should review the IRS Tax Notice prior to requesting a distribution.

   Upon processing of your request, your investments will be redeemed as needed to fund your distribution. Within each Account used for funding your distribution, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the distribution is processed. As the Plan's investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your distribution is processed. Your check is generally issued within three business days thereafter. If you choose to receive the portion of your distribution attributable to your Account balance in the Company Stock Fund in the form of whole shares of Company Stock and cash in lieu of fractional shares, your stock certificate will be issued within a few weeks thereafter.

   To request a distribution upon termination of employment with the Company, refer to Section entitled INSTRUCTIONS AT A GLANCE.

   What Are The Tax Treatments, Taxes And Penalties For Distributions?

   The IRS Tax Notice summarizes the rules related to rollovers, tax treatments, income tax and penalties that may apply to your distribution.

   DEATH BENEFITS

   What Happens To My Plan Benefit If I Die?

   Upon your death, your Account becomes payable to your beneficiary(ies). If you die while an employee, your Account will become fully vested, if not otherwise fully vested. In general, your beneficiary has the same options as you do regarding when and how to receive payment, except that a distribution to your beneficiary may only be eligible for rollover if your beneficiary is your spouse. Your beneficiary should contact the benefits department for further instructions.

   How May I Designate My Beneficiary?

   When you become eligible to participate in the Plan or, if earlier, at the time you make a Rollover Contribution, you must complete and file a Beneficiary Designation Form stating who is to receive your Account balance if you die. You may change your beneficiary(ies) at any time by completing and filing a new Beneficiary Designation Form. The change takes effect on the date your new completed Beneficiary Designation Form is on file with the benefits department.

   If you are married, your spouse is automatically your sole primary beneficiary. To designate someone in addition to or other than your spouse as a primary beneficiary, you must obtain your spouse's written consent to your designation and your spouse's signature must be witnessed by a Plan representative or Notary Public. If you complete and file a Beneficiary Designation Form and later become married or remarry, your earlier Beneficiary Designation Form will not be valid. You will need to complete and file a new Beneficiary Designation Form.

   If you fail to complete and file a Beneficiary Designation Form before you die, your benefit upon death will be paid to the individual(s) in the first of the following categories in which there is at least one survivor: your spouse; your children (in equal shares), by right of representation; or your estate.

   REEMPLOYMENT WITH THE COMPANY

   When Can I Resume My Participation?

   If you were a Plan participant before your employment with the Company terminated and you are rehired by the Company, you may resume participation on the date of your rehire as an eligible employee. If you were not a participant when your employment with the Company terminated, or were not eligible for Employer Match contributions, you will enter the Plan or become eligible for Employer Match contributions as described in Section entitled ELIGIBILITY, but no earlier than the date you would have entered the Plan or become eligible for Employer Match contributions if you had not terminated your employment with the Company.

   FUTURE OF THE PLAN

   The Company intends for the Plan to be a permanent part of your total benefits program. However, the Company reserves the right to terminate the Plan at any time.

   The Company reserves the right to amend the Plan at any time if it becomes desirable or necessary. You will be notified within 210 days after the end of the Plan Year of any relevant Plan amendment. The Plan (including any amendments) is subject to approval by the IRS. From time to time, changes in the details of the Plan may be required by the IRS. However, no Plan amendment may take away any benefits you have earned.

   As the Plan benefits are provided by individual participant accounts, benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC). PBGC insurance does not apply to this type of plan.

   PLAN ADMINISTRATION ISSUES

   Account Statements And Account Information

   You will receive statements four times each year. They will normally be sent to you within four weeks after the end of each quarter of the Plan Year.

   You have easy access to information regarding your Account at any time.

   To obtain information regarding your Account, refer to Section entitled INSTRUCTIONS AT A GLANCE.

   Plan Administrator

   The Bay State Gas Company Benefits Committee is the Plan Administrator. The Company has appointed this Benefits Committee and delegated to it all or part of its duties to oversee the Plan's operations. As a Plan fiduciary, the Plan Administrator acts on your behalf to see that the Plan is administered fairly according to standards outlined in the law and the terms of the Plan and Trust Agreement.

   Plan records are maintained on a Plan Year basis. The Plan Year ends on December 31.

   Hours Of Service

   Hours of service are used in determining your eligibility to participate. You earn one hour of service for each hour you are paid by the Company (including any back pay you may be awarded). This includes hours when you do not actually work but receive pay (such as vacation, holiday, jury duty, illness or incapacity, such as disability). You receive credit for non-paid Company time, such as a Company-approved leave of absence, military duty or a temporary layoff.

   Service earned while you are not actively at work is based on your normally scheduled weekly hours. If you are a salaried employee, or there are no accurate records of your working hours, you will be credited with a set number of hours for each pay period in which you are paid for at least one hour. The rates of hours credited for each pay period are: 45 hours per weekly pay period, 90 hours per bi-weekly pay period, 95 hours per semi-monthly pay period and 190 hours per monthly pay period.

   Agent For Service Of Legal Process

   Service of legal process may be made upon the Clerk of the Company at the address listed in Section entitled PLAN DIRECTORY.

   Type Of Plan

   This Plan is a profit sharing plan with a pre-tax salary deferral (401(k)) feature.

   Top Heavy Contribution Provisions

   The Plan includes provisions which apply only if the Plan is "top heavy." A plan is top heavy if more than 60% of the total plan assets belong to "key employees." Key employees include certain officers, shareholders and owners. If the plan is top heavy, contributions may not be made by or on behalf of key employees, other than a Rollover contribution, unless the Company makes a minimum contribution to all eligible employees.

   OTHER THINGS YOU SHOULD KNOW

   Trust Fund

   All of the Plan's assets are held in a trust fund which is the sole source of all benefit payments. The trust fund is a separate and distinct legal entity, and is not part of the Company. The assets of the trust fund are not commingled with Company assets. Generally, no part of the trust fund can be attached by creditors of any Plan participant or of the Company. Assets of the trust fund are held exclusively to pay Plan benefits and expenses, and cannot revert to or be paid to the Company, except under certain limited circumstances permitted by law.

   The Plan Trustee holds the Plan's assets, executes all of the investments, maintains the financial records relating to the trust, and makes all benefit payments as directed by the Plan Administrator.

   Plan Fees And Expenses

   An administrative fee will be assessed to your Account each month and charged quarterly to your Account, except that no fee may reduce your Account below zero. The administrative fee may be changed from time to time. You will see these fees on your quarterly statement. You may obtain information about the current administrative fee by telephoning 1-800-228-4015 and speaking with a participant services representative (or if you are hearing impaired, telephone 1-800-637-1215).

   You will also pay any special fees related to your own Account, such as loan fees and fees for installment payments. You will see these fees on your quarterly statement.

   Claim Review Procedures

   As the Plan Administrator, the Benefits Committee is responsible for determining and informing you of your entitlement to a benefit and of any amounts payable to you. If you disagree with a decision, you or your authorized representative may ask for a review by submitting a written request to the benefits department. Your request should include the issues and comments you feel are important. You also have the right to review pertinent documents.

   The review process sets the following limits on the amount of time you may take to make your request and for the Plan Administrator to respond:

                                                        Days To Respond
      Action                                           From Prior Action
      ------                                           -----------------
      Plan Administrator sends you a benefit statement  . . . . . . .  -
      You request an initial review . . . . . . . . . . . . . .  60 days
      Plan Administrator sends you its initial decision . . . .  90 days
      You request a final review  . . . . . . . . . . . . . . .  60 days
      Plan Administrator sends you its final decision . . . . .  60 days

   The Plan Administrator will either approve your claim or explain why your claim is being denied (by referring to specific Plan provisions) and how applications are reviewed. In special circumstances, the Plan Administrator may notify you and take up to an additional 90 days for its initial review and 60 days for its final review.

   No Assignment Of Your Account Is Permitted

   Under this Plan, you may not assign, sell, transfer or use your Account as collateral, other than for a loan from your Account as described in Section entitled PARTICIPANT LOANS. In addition, creditors may not attach your Account as a means of collecting debts.

   However, the Plan Administrator will comply with a "qualified domestic relations order" (QDRO). This is an order or judgment from a state court directing that a participant's Account, or portion thereof, be paid to an Alternate Payee (spouse, former spouse, child or other dependent of the participant) as child support, alimony or part of a division of marital property rights, provided that the order meets certain requirements of federal law.

   No Employment Rights

   Your participation in the Plan does not give you any employment rights with the Company.

   Your Rights Under Federal Law

   As a participant of this Plan you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

        * examine, without charge, at the Plan Administrator's office, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports;

        * obtain copies of all Plan documents and information upon written request to the Plan Administrator. The Plan
             Administrator may make a reasonable charge for the copies:

        * receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report; and

        * obtain a statement telling you the amount of your Account balance, the portion of your Account balance you currently have a right to and when you will have the right to receive payment. If you do not have a right to a benefit, the statement will tell you how many years you have to work to get this right. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

        * In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

   No one, including your employer or any other person, may terminate you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

   If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

   Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request written materials from the Plan Administrator and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

   If you have a claim for a benefit which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay the costs and fees if, for example, it finds your claim is frivolous.

   If you have any questions about your Plan, you should contact the benefits department. If you have any questions about this statement of your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor.

   PLAN DIRECTORY

        *    Official Plan Name
                  Bay State Gas Company Employees Savings Plan

        *    Employer and Plan Number
                  Employer's Identification Number (EIN) is 04-3442797 Plan Identification Number (PN) is 009

        *    Other Participating Companies
                  Northern Utilities, Inc.
                  Granite State Gas Transmission, Inc.
                  EnergyUSA

        *    Plan Year
                  January 1 through December 31

        *    Plan Sponsor
                  Bay State Gas Company
                  300 Friberg Parkway
                  Westborough, MA 01581-5039
                  1-508-836-7000

        *    Initial Effective Date
                  January 1, 1979

        *    Plan Administrator
                  Benefits Committee
                  Bay State Gas Company

        *    Plan's Recordkeeping Service Provider
                  Merrill Lynch
                  Group Employee Services
                  P.O. Box 6610
                  Englewood, CO 80155-6610
                  1-800-228-4015

        *    Plan Trustee
                  Merrill Lynch Trust Company, FSB
                  300 Davidson Avenue
                  Somerset, NJ 08873

        *    Agent for Service of Legal Process
                  Clerk - Bay State Gas Company
                  300 Friberg Parkway
                  Westborough, MA 01581-5039
                  1-508-836-7000

   INSTRUCTIONS AT A GLANCE
    If You Want To:       You Need To Do The Following:
    Enroll In the Plan    *    Complete a Plan Enrollment Form and
    And Elect To Make          Beneficiary Designation Form. Return
    Contributions:             the forms to the benefits department
                               for processing. Your Enrollment Form
                               will be forwarded to Merrill Lynch for
                               processing of your Investment
                               direction. You will receive a Personal
                               Identification Number (PIN) for the
                               Bay State Gas Company Employee Savings
                               Plan in a secured envelope as a
                               separate mailing.
    Make A Rollover       *    Request a Rollover Contribution Form
    Contribution:              from the benefits department. Complete
                               and return the form to the benefits
                               department for approval and forwarding
                               to Merrill Lynch for processing.

    Change Or Suspend     *    Request a Deferral Percentage Change
    Your Savings Rate          Form from the benefits department.
    (Deferral                  Complete and return the form to the
    Percentage):               benefits department for processing.
    Change Your           *    Telephone* Merrill Lynch at 1-800-228-
    Investment Direction       4015 (or if you are hearing impaired
    or Transfer                telephone 1-800-637-1215).
    Funds:<1>
    Request A             *    Telephone* Merrill Lynch at 1-800-228-
    Participant Loan:<1>       4015 (or if you are hearing impaired
                               telephone 1-800-637-1215).
    Request An In-        *    Telephone Merrill Lynch at 1-800-228-
    Service                    4015 (or if you are hearing impaired
    Withdrawal:<1>             telephone 1-800-637-1215). If you have
                               not already received an IRS Tax Notice
                               within the last 90 days, an IRS Tax
                               Notice will be provided to you.
                          *    If you are requesting a Hardship
                               Withdrawal, Merrill Lynch will send
                               you a Hardship Withdrawal Request
                               Form. Upon completion, return the form
                               to the benefits department for
                               approval and forwarding to Merrill
                               Lynch for processing.
    Request A             *    Telephone* Merrill Lynch at 1-800-228-
    Distribution Upon          4015 (or if you are hearing impaired
    Termination:               telephone 1-800-637-1215). If you have
                               not already received an IRS Tax Notice
                               within the last 90 days, an IRS Tax
                               Notice will be provided to you.
    Obtain Information    *    Telephone<*> Merrill Lynch at 1-800-
    Regarding Your             228-4015 (or if you are hearing
    Account, Investment        impaired telephone 1-800-637-1215).
    Fund Prices, Loan
    Interest Rate Etc.:

   The Voice Response System (VRS) operates 24 hours a day, 7 days a week. If the information you need or the transaction you want to perform is not available through the VRS, or if you prefer to speak to a participant services representative, press "0" as soon as the VRS answers. If you have a rotary phone, simply stay on the line. PARTICIPANT SERVICES REPRESENTATIVES ARE AVAILABLE ON ANY BUSINESS DAY BETWEEN 8 A.M. AND 8 P.M. (EASTERN TIME).

   <*>  All or a portion of the calls are tape recorded for your protection.
   <1>  Limitations on Transactions: Only one financial transaction may be initiated in any given business day. Therefore, transfers, loans and withdrawals may not be transacted on the same business day.

   INTERNET ACCESS

   Internet access to your account will be provided through Bene OnLine{SM} Bene OnLine is a comprehensive web site that will allow you to make transactions as well as check the status of your Plan account. To access Bene OnLine, you will need your Social Security number and your PIN. Then, just follow these steps to gain access to the web site.

   1.   Connect to the Internet

   2. Type http://www.benefits.ml.com in the "location" box of your browser. Hit the "enter" key on your keyboard.

   3. Enter your Social Security number and PIN. If you don't enter your PIN, you will still be able to view the entire site with the exception of account-related information.

   4.   Click on the "sign-on" button.

   Remember to log off the site when you are finished.

                           LIMITATION OF LIABILITY

   Neither the Company, Bay State, nor any of their agents (including Bay State if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   The Company does not anticipate that it will realize any net proceeds from the issuance of its Common Shares under the Plan.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby is offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares in connection with investment of participant and employer contributions to the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.